PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FIRST QUARTER 2026

QUAKERTOWN, PA (April 28, 2026) QNB Corp. (the “Company” or “QNB”) (OTCQX: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2026 of $2,765,000 or $0.73 per share on a diluted basis. This compares to net income of $2,578,000, or $0.69 per share on a diluted basis, for the same period in 2025. For the three-month period of 2026, net income included after-tax merger-related cost of $754,000. The merger-related costs are significant one-time costs and are not normal recurring operating expenses. Adjusted diluted earnings per share excluding the impact of the merger-related cost for the three-month period of 2026 was $0.93*.

For the first quarter ended March 31, 2026, the annualized rate of return on average assets (ROAA) and average shareholders’ equity (ROAE) was 0.59% and 8.40%, respectively, compared with 0.56% and 9.73%, respectively, for the first quarter 2025. ROAA, excluding the impact of the merger-related cost, for the three-month period of 2026 was 0.75%*. ROAE, excluding the impact of the merger-related cost, for the three-month period of 2026 was 10.69%*.

* QNB uses non-GAAP financial information in its analysis of performance. These non-GAAP ratios and calculations provide a better understanding of ongoing operations and comparability with prior period results by showing the effects of significant gains and charges in the periods presented. QNB believes that investors may use these non-GAAP measures to analyze QNB’s financial performance without the impact of unusual items or events that may obscure trends. This non-GAAP data is not a substitute for GAAP results and should be considered in addition to results prepared in accordance with GAAP. Non-GAAP financial measures include risks as companies might calculate these measures differently and persons might disagree as to the appropriateness of items included in these measures. Please see attached table "Impact of Merger-Related Costs--GAAP to Non-GAAP Measure Reconciliation."

The merger-related expenses relate to the previously announced acquisition of Victory Bancorp, Inc, a highly complementary community banking franchise headquartered in Limerick, Pennsylvania. This strategic combination brings together two relationship-focused institutions with shared values, similar operating cultures, and strong community ties. The transaction officially closed on April 1, 2026, creating a franchise with nearly $2.4 billion in assets and expanding our presence deeper into Montgomery County.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended March 31, 2026, in comparison with the same period in 2025, due primarily to improvement in the interest margin causing a $1,849,000 increase in net interest income and a $229,000 increase in non-interest income; this was partly offset by an increase in non-interest expense of $1,500,000 of which $622,000 was due to merger-related costs. The change in contribution from QNB Corp. for the quarter ended March 31, 2026, compared with the same period in 2025, is primarily due to a decrease in net interest income of $27,000, related to the subordinated debt issuance in 2024, and an increase in non-interest expense of $281,000, primarily due to merger-related expenses of $266,000.

The following table presents disaggregated net income (loss):

	Three months ended,
	3/31/2026	3/31/2025	Variance
QNB Bank	$3,759,000	$3,292,000	$467,000
QNB Corp	(994,000)	(714,000)	(280,000)
Consolidated net income	$2,765,000	$2,578,000	$187,000

Total assets as of March 31, 2026 were $1,923,123,000 compared with $1,906,005,000 at December 31, 2025. Loans receivable increased $20,699,000, or 1.6%, to $1,282,773,000. Total deposits increased $10,920,000, or 0.7%, to $1,653,431,000.

“We reported solid first-quarter earnings growth driven by improved margins, higher net interest income, and continued loan growth,” said Dave Freeman, President and Chief Executive Officer. “While merger-related costs impacted reported earnings, our performance remained strong. The closing of the Victory Bancorp transaction ultimately strengthens our balance sheet, broadens our market presence, and positions QNB for sustainable growth in the periods ahead.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2026 totaled $13,109,000, an increase of $1,572,000, from the same period in 2025. Net interest margin was 2.82% for the first quarter of 2026 and 2.51% for the same period in 2025, an increase of 31 basis points.

The yield on earning assets was 4.81% for both the first quarter of 2026 and 2025. The cost of interest-bearing liabilities was 2.42% for the first quarter ended March 31, 2026, compared with 2.76% for the same period in 2025, a decrease of 34 basis points.

Average loan growth of $62,834,000 was primarily funded from payments on mortgage-backed securities and interest-earning deposits. Loan growth was primarily in commercial real estate, which comprised 47.8% of average earning assets in the first three months of 2026 compared with 45.5% for the same period in 2025, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 14 basis-point increase in the yield on loans. The 47 basis point decrease in the rate on total borrowings was due to long-term debt maturities being replaced with lower cost short-term borrowings. The average rate paid on interest-bearing deposits decreased 35 basis points.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded a $303,000 provision for credit losses on loans in the first quarter of 2026 compared to a $550,000 provision in the first quarter of 2025. QNB's allowance for credit losses on loans of $9,531,000 represents 0.74% of loans receivable at March 31, 2026, compared to $9,215,000, or 0.73% of loans receivable at December 31, 2025. The one-basis point increase in the allowance for credit losses on loans was primarily due to reserves for collateral dependent loans. Net loan recoveries were $13,000 for the quarter ended March 31, 2026, compared with charge-offs of $3,000 for the same period in 2025.

Total non-performing loans, which represent loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $9,614,000, or 0.75% of loans receivable at March 31, 2026, compared with $8,793,000, or 0.70% of loans receivable at December 31, 2025. The increase was primarily due to one retail customer. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2026, $7,563,000, or approximately 79% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $38,845,000 at March 31, 2026, compared with $39,516,000 at December 31, 2025; these were comprised primarily of commercial real estate loans.

Non-Interest Income

Total non-interest income was $1,801,000 for the first quarter of 2026 compared with $1,584,000 for the same period in 2025.

Fees for service to customers increased $66,000 for the quarter ended March 31, 2026, as overdraft fees increased $51,000 and other deposit-related fees increased $15,000. ATM and debit card income increased $85,000 due to volume. Retail brokerage and advisory income increased $62,000 to $203,000 for the same period. Other non-interest income increased $14,000 for the same period due to an increase in Merchant fees of $7,000 and an increase in bank-owned life insurance of $5,000.

Non-Interest Expense

Total non-interest expense was $11,138,000 for the first quarter of 2026 compared with $9,369,000 for the same period in 2025. Excluding pre-tax merger-related costs of $888,000, noninterest expense increased $881,000 or 9.4% for the first quarter of 2026, compared to the same period in 2025. Salaries and benefits expense increased $584,000, or 11.6%, to $5,616,000 when comparing for the first quarter of 2026, compared to the same period in 2025. Salary expense and related payroll taxes increased $461,000, or 10.6%, to $4,805,000 during the first quarter of 2026 compared to the same period in 2025, primarily due to bonus accruals and pay increases. Benefits expense increased $113,000, or 36.2%, when comparing the two periods primarily due to increase in medical costs.

Net occupancy and furniture and equipment expense increased $156,000 due to software maintenance costs. Other non-interest expense increased $141,000, or 5.4%, when comparing first quarter of 2026 with the same period in 2025 due to an increase in third-party services of $152,000 related to information technology services and consultant expense and an increase in marketing expense of $169,000; partly offset by decreases in FDIC insurance premiums of $82,000 and bank shares tax of $62,000.

Income Taxes

Provision for income taxes increased $83,000 to $707,000 in the first quarter of 2026 due to higher taxable income, compared with the same period in 2025. The effective tax rate for the quarter ended March 31, 2026 was 20.4% compared with 19.5% for the same period in 2025. The increase in the tax rate in 2026 was due to non-taxable merger-related costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Lehigh and Montgomery Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Assets	$1,923,123	$1,906,005	$1,903,244	$1,884,828	$1,896,189
Cash and cash equivalents	56,603	50,297	66,331	66,471	81,557
Investment securities
Debt securities, AFS	528,007	542,830	538,318	544,262	547,138
Loans held-for-sale	1,199	246	—	1,166	248
Loans receivable	1,282,773	1,262,074	1,246,529	1,218,539	1,212,162
Allowance for credit losses on loans	(9,531)	(9,215)	(9,255)	(9,169)	(9,298)
Net loans	1,273,242	1,252,859	1,237,274	1,209,370	1,202,864
Deposits	1,653,431	1,642,511	1,681,540	1,651,667	1,664,555
Demand, non-interest bearing	187,580	189,957	189,492	201,460	203,666
Interest-bearing demand, money market and savings	1,099,480	1,076,757	1,104,761	1,060,688	1,083,011
Time	366,371	375,797	387,287	389,519	377,878
Short-term borrowings	86,806	80,601	48,703	67,464	43,299
Long-term debt	—	—	—	—	30,000
Subordinated debt	39,318	39,268	39,218	39,168	39,118
Shareholders' equity	131,384	129,563	121,487	113,269	108,223

Asset Quality Data (Period End)
Non-accrual loans	$9,614	$8,793	$8,947	$8,947	$8,651
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	9,614	8,793	8,947	8,947	8,651
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$9,614	$8,793	$8,947	$8,947	$8,651

Allowance for credit losses on loans	$9,531	$9,215	$9,255	$9,169	$9,298

Non-performing loans / Loans excluding held-for-sale	0.75%	0.70%	0.72%	0.73%	0.71%
Non-performing assets / Assets	0.50%	0.46%	0.47%	0.47%	0.46%
Allowance for credit losses on loans / Loans excluding held-for-sale	0.74%	0.73%	0.74%	0.75%	0.77%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Interest income	$22,476	$23,812	$23,518	$23,110	$22,198
Interest expense	9,367	9,770	10,520	10,458	10,661
Net interest income	13,109	14,042	12,998	12,652	11,537
(Reversal of) provision for credit losses	300	(48)	93	(146)	550
Net interest income after provision for credit losses	12,809	14,090	12,905	12,798	10,987
Non-interest income:
Fees for services to customers	513	533	521	485	447
ATM and debit card	741	835	776	724	656
Retail brokerage and advisory income	203	171	196	140	141
Net (loss) gain on sale of loans	8	—	41	4	18
Other	336	335	313	299	322
Total non-interest income	1,801	1,874	1,847	1,652	1,584
Non-interest expense:
Salaries and employee benefits	5,616	5,730	5,248	5,251	5,032
Net occupancy and furniture and equipment	1,892	1,649	1,688	1,681	1,736
Merger-related expense	888	619	519.00	—	—
Other	2,742	2,696	2,727	2,630	2,601
Total non-interest expense	11,138	10,694	10,182	9,562	9,369
Income before income taxes	3,472	5,270	4,570	4,888	3,202
Provision for income taxes	707	1,289	922	1,005	624
Net income	$2,765	$3,981	$3,648	$3,883	$2,578
Share and Per Share Data:
Net income - basic	$0.74	$1.07	$0.98	$1.05	$0.70
Net income - diluted	$0.73	$1.06	$0.98	$1.04	$0.69
Book value	$32.90	$34.65	$32.59	$30.46	$29.17
Cash dividends	$0.39	$0.38	$0.38	$0.38	$0.38
Average common shares outstanding -basic	3,760,664	3,730,591	3,721,501	3,710,878	3,699,854
Average common shares outstanding -diluted	3,775,579	3,745,230	3,735,993	3,724,808	3,713,141
Selected Ratios:
Return on average asset	0.59%	0.83%	0.76%	0.83%	0.56%
Return on average shareholders' equity	8.40%	12.52%	12.49%	14.25%	9.73%
Net interest margin (tax equivalent)	2.82%	2.95%	2.72%	2.69%	2.51%
Efficiency ratio (tax equivalent)	73.97%	66.79%	68.09%	66.39%	70.65%
Average shareholders' equity to total average assets	6.99%	6.64%	6.09%	5.79%	5.74%
Net loan (recoveries) charge-offs	$(13)	$(4)	$12	$(16)	$(3)
Net loan (recoveries) charge-offs-annualized / Average loans excluding held-for-sale	0.00%	0.00%	0.00%	-0.01%	0.00%
Balance Sheet (Average)
Assets	$1,909,962	$1,901,870	$1,904,529	$1,887,138	$1,872,950
Investment securities	596,894	604,727	612,204	621,128	614,329
Loans receivable	1,273,380	1,249,481	1,224,490	1,216,011	1,193,949
Deposits	1,638,840	1,671,921	1,678,118	1,647,990	1,635,629
Shareholders' equity	133,514	126,202	115,907	109,299	107,503

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	March 31, 2026			March 31, 2025
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$20,827	3.71%	$191	$20,155	4.38%	$217
U.S. Government agencies	75,969	1.18	224	75,960	1.18	224
State and municipal	104,524	2.31	603	105,256	2.86	754
Mortgage-backed and CMOs	324,895	1.91	1,548	363,641	2.43	2,208
Corporate debt securities and mutual funds	70,679	5.82	1,028	61,545	6.88	1,058
Total investment securities	596,894	2.41	3,594	626,557	2.85	4,461
Loans:
Commercial real estate	910,923	5.99	13,444	857,600	5.71	12,069
Residential real estate	122,369	4.55	1,392	114,271	4.33	1,238
Home equity loans	76,534	5.83	1,099	67,973	6.41	1,074
Commercial and industrial	141,204	7.03	2,448	148,680	7.41	2,717
Consumer loans	2,932	7.91	57	3,446	7.68	65
Tax-exempt loans	19,637	4.85	235	18,795	4.15	192
Total loans, net of unearned income*	1,273,599	5.95	18,675	1,210,765	5.81	17,355
Other earning assets	37,100	3.86	354	47,641	4.44	522
Total earning assets	1,907,593	4.81	22,623	1,884,963	4.81	22,338
Cash and due from banks	12,896			13,226
Accumulated other comprehensive loss, net of tax	(44,460)			(59,988)
Allowance for credit losses on loans	(9,296)			(8,739)
Other assets	43,229			43,488
Total assets	$1,909,962			$1,872,950

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$399,248	0.95%	931	$380,293	1.01%	944
Municipals	135,142	3.19	1,063	149,579	3.95	1,456
Money market	255,220	2.55	1,603	256,265	2.88	1,818
Savings	284,256	1.29	903	279,657	1.30	893
Time < $100	165,865	3.24	1,327	178,500	3.79	1,670
Time $100 through $250	150,480	3.53	1,311	154,125	4.25	1,613
Time > $250	59,038	3.64	530	48,785	4.31	518
Total interest-bearing deposits	1,449,249	2.15	7,668	1,447,204	2.50	8,912
Short-term borrowings	83,573	3.70	762	47,529	3.89	456
Long-term debt	—	—	—	30,111	4.73	356
Subordinated debt	39,291	9.54	937	39,092	9.59	937
Total borrowings	122,864	5.61	1,699	116,732	6.08	1,749
Total interest-bearing liabilities	1,572,113	2.42	9,367	1,563,936	2.76	10,661
Non-interest-bearing deposits	189,591			185,992
Other liabilities	14,744			15,519
Shareholders' equity	133,514			107,503
Total liabilities and
shareholders' equity	$1,909,962			$1,872,950
Net interest rate spread		2.39%			2.05%
Margin/net interest income		2.82%	$13,256		2.51%	$11,677
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp.
Consolidated Selected Financial Data (unaudited)
Impact of Merger-Related Costs--GAAP to Non-GAAP Measure Reconciliation

(Dollars in thousands, except per share data)
	Three months ended,
For the period:	3/31/2026	3/31/2025	Variance
Net income (GAAP)	$2,765	$2,578	$187
Merger-related costs	888	—	888
Income tax benefit	(134)	—	(134)
Merger-related costs, net of tax	754	—	754
Net income excluding impact of merger-related costs (Non-GAAP)	$3,519	$2,578	$941

Share and Earnings Per Share (EPS) Data:
Basic:
EPS using Net income (GAAP)	$0.74	$0.70	$0.04
EPS using Net income excluding impact of merger-related costs (Non-GAAP)	$0.94	$0.70	$0.24
Fully-diluted:
EPS using Net income (GAAP)	$0.73	$0.69	$0.04
EPS using Net income excluding impact of merger-related costs (Non-GAAP)	$0.93	$0.69	$0.24

Average common shares outstanding -basic	3,760,664	3,699,854
Average common shares outstanding -diluted	3,775,579	3,713,141

Selected Ratios:
Return on Average Assets (ROAA):
ROAA using Net income (GAAP)	0.59%	0.56%	3 bp
ROAA using Net income excluding impact of merger-related costs (Non-GAAP)	0.75%	0.56%	19 bp
Return on Average Equity (ROAE):
ROAE using Net income (GAAP)	8.40%	9.73%	-133 bp
ROAE using Net income excluding impact of merger-related costs (Non-GAAP)	10.69%	9.73%	96 bp
Efficiency Ratio:
Efficiency Ratio (GAAP)	73.97%	70.65%	332 bp
Efficiency Ratio excluding impact of merger-related costs (Non-GAAP)	68.07%	70.65%	-258 bp